_________________________________

CENVEO CORPORATION

the GUARANTORS named in Schedule I hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

_________________________________

FIFTH SUPPLEMENTAL INDENTURE
Supplementing the Indenture of
June 13, 2008
_________________________________

Dated as of March 28, 2012

10.5% SENIOR NOTES DUE 2016

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of March 28, 2012, is among Cenveo Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined herein) listed on Schedule I hereto (each a “Guarantor” and collectively the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, in connection with the issuance by the Company of its 10.5% Senior Notes due 2016 (the “Notes”), in the aggregate principal amount of $175,000,000, the Company, the Guarantors and the Trustee entered into an indenture dated as of June 13, 2008 (as supplemented by the First Supplemental Indenture dated as of August 20, 2008, the Second Supplemental Indenture dated as of October 15, 2009, the Third Supplemental Indenture dated as of December 21, 2010, and the Fourth Supplemental Indenture dated as of March 2, 2011, the “Indenture”);

WHEREAS, the Company has been soliciting consents to this Fifth Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated February 29, 2012 (as supplemented from time to time prior to the date hereof, the “Statement”) and the related consent and letter of transmittal that applies to the Notes; and

WHEREAS, pursuant to and in accordance with Section 9.02 of the Indenture, the Company has obtained, on or prior to the date hereof, the consent of a majority in principal amount of the outstanding Notes.

WHEREAS, the Company has authorized the execution and delivery of this Fifth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee have been done.

NOW THEREFORE, WITNESSETH, that, for and in consideration of the premises, and in order to comply with the terms of Article Nine of the Indenture, the Company agrees with the Guarantors and the Trustee as follows:

ARTICLE 1.
AMENDMENTS

SECTION 1.01.	DELETION OF DEFINITIONS AND RELATED REFERENCES

Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references in the Indenture are eliminated as a result of the amendments set forth in Section 1.02 of this Fifth Supplemental Indenture.

SECTION 1.02.       AMENDMENTS

Subject to Section 2.01 of this Fifth Supplemental Indenture, the Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety and inserting in lieu thereof “Reserved”:

(i)	Article IV (other than Sections 4.01);

(ii)	Article V;

(iii)	Section 6.01(e); and

(iv)	Section 6.01(f).

ARTICLE 2.
MISCELLANEOUS

SECTION 2.01.	OPERATIVE DATE

This Fifth Supplemental Indenture is effective when executed (the “Operative Date”). Notwithstanding the foregoing sentence, the provisions of Article 1 of this Fifth Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of at least a majority in principal amount of outstanding Notes pursuant to the Statement.

SECTION 2.02.	COUNTERPART ORIGINALS

The parties may sign any number of copies of this Fifth Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall constitute the same agreement.

SECTION 2.03.	GOVERNING LAW

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

SECTION 2.04.	TRUSTEE’S DISCLAIMER

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date and year first written above.

CENVEO CORPORATION

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	Chief Financial Officer

EACH ENTITY LISTED ON SCHEDULE I HERETO

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Susan Freedman
Name:	Susan Freedman
Title:	Vice President

10.5% FIFTH SUPPLEMENTAL INDENTURE

SCHEDULE I

Cenveo, Inc.
Discount Labels, LLC
Cenveo Alberta Finance LP
Cenveo Government Printing, Inc.
Cenveo Services, LLC
Cenveo McLaren Morris & Todd Company
Cenveo Commercial Ohio, LLC
Cenveo Omemee LLC
Colorhouse China, Inc.
CRX JV, LLC
CRX Holding, Inc.
Rx Technology Corp.
RX JV Holding, Inc.
PC Ink Corp.
Cenveo NIC, Inc.
Cadmus Printing Group, Inc.
Washburn Graphics, Inc.
Cadmus Journal Services, Inc.
Cadmus Financial Distribution, Inc.
Cadmus Technology Solutions, Inc.
Garamond/Pridemark Press, Inc.
Cadmus Delaware, Inc.
Cadmus UK, Inc.
Expert Graphics, Inc.
Cadmus Marketing Group, Inc.
Cadmus Direct Marketing, Inc.
Cadmus Interactive, Inc.
Cadmus Marketing, Inc.
Cadmus/O’Keefe Marketing, Inc.
Old TSI, Inc.
Cadmus Investments, LLC
Port City Press, Inc.
Science Craftsman Incorporated
Cadmus International Holdings, Inc.
CDMS Management, LLC,
Vaughan Printers Inc.
VSUB Holding Company
Madison/Graham ColorGraphics, Inc.
Madison/Graham ColorGraphics Interstate Services, Inc.
Commercial Envelope Manufacturing Co., Inc.
Cenveo CEM, LLC
Cenveo CEM, Inc.
CNMW Investments, Inc.
Rex 2010, LLC (formerly known as Rex Corporation)
136 Eastport Road, LLC

Lightning Labels, LLC
Nashua Corporation
Nashua International, Inc.
CMS Gilbreth Packaging Systems, Inc.
Impaxx, Inc.
Envelope Product Group, LLC